FOR IMMEDIATE RELEASE

Alpha Announces Second Quarter 2025 Financial Results

•Reports second quarter net loss of $5.0 million
•Posts Adjusted EBITDA of $46.1 million for the quarter
•Achieves total liquidity of $556.9 million as of June 30
•Accomplishes best quarterly cost of coal sales performance since 2021; lowers 2025 cost of coal sales guidance range to $101 per ton to $107 per ton, down from $103 per ton to $110 per ton
•Reduces SG&A guidance to $48 million to $54 million, down from prior range of $53 million to $59 million
•Increases net cash interest income guidance to $6 million to $12 million, up from prior range of $2 million to $10 million
•Raises full year guidance range for idle operations expense to $21 million to $29 million, up from previous range of $18 million to $28 million
BRISTOL, Tenn., August 8, 2025 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the second quarter ending June 30, 2025.

	(millions, except per share)
	Three months ended
	June 30, 2025	Mar. 31, 2025	June 30, 2024
Net (loss) income	($5.0)	($33.9)	$58.9
Net (loss) income per diluted share	($0.38)	($2.60)	$4.49
Adjusted EBITDA(1)	$46.1	$5.7	$116.0
Operating cash flow	$53.2	$22.2	$138.1
Capital expenditures	($34.6)	($38.5)	($61.1)
Tons of coal sold	3.9	3.8	4.6
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.

"I want to commend our team on a great quarter and an especially impressive cost performance," said Andy Eidson, Alpha's chief executive officer. "We achieved significant improvement in our cost of coal sales for the quarter as our previously announced savings initiatives began to take effect. As a result, we are reducing our full year cost of coal sales guidance range by $2.50 per ton at the midpoint. The announcement of other guidance changes to SG&A, idle operations expense, and net interest income, reflects our updated expectations for the balance of the year."

Eidson continued: "I am also pleased to report that we had total liquidity of $557 million as of June 30, which is the culmination of our teams working together to position ourselves to capitalize on opportunities."

Financial Performance

Alpha reported a net loss of $5.0 million, or $0.38 per diluted share, for the second quarter 2025, as compared to net loss of $33.9 million, or $2.60 per diluted share, in the first quarter.

Total Adjusted EBITDA was $46.1 million for the second quarter, compared to $5.7 million in the first quarter.

Coal Revenues

	(millions)
	Three months ended
	June 30, 2025	Mar. 31, 2025
Met Segment	$548.7	$529.7

Met Segment (excl. freight & handling)(1)	$464.1	$445.7

Tons Sold	(millions)
	Three months ended
	June 30, 2025	Mar. 31, 2025
Met Segment	3.9	3.8
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	June 30, 2025	Mar. 31, 2025
Met Segment	$119.43	$118.61
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Second quarter net realized pricing for the Met segment was $119.43 per ton.

The table below provides a breakdown of our Met segment coal sold in the second quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended June 30, 2025
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.7	$191.6	$113.82	47%
Domestic	0.9	$143.8	$152.28	26%
Export - Australian Indexed	1.0	$105.7	$109.75	27%
Total Met Coal Revenues	3.6	$441.0	$122.84	100%
Thermal Coal Revenues	0.3	$23.1	$78.01
Total Met Segment Coal Revenues (excl. freight & handling)(1)	3.9	$464.1	$119.43
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	June 30, 2025	Mar. 31, 2025
Met Segment	$480.0	$504.6
Met Segment (excl. freight & handling/idle)(1)	$388.8	$414.7

(per ton)
Met Segment(1)	$100.06	$110.34

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Alpha's Met segment cost of coal sales decreased to an average of $100.06 per ton in the second quarter, compared to $110.34 per ton in the first quarter. The primary drivers of the cost reduction include labor and supplies.

Liquidity and Capital Resources

Cash provided by operating activities in the second quarter increased to $53.2 million as compared to $22.2 million in the first quarter. Capital expenditures for the second quarter were $34.6 million compared to $38.5 million for the first quarter.

As of June 30, 2025, the company had total liquidity of $556.9 million, including cash and cash equivalents of $449.0 million and $182.9 million of unused availability under the asset-based revolving credit facility (ABL), partially offset by a minimum required liquidity of $75.0 million as required by the ABL. As of June 30, 2025, the company had no borrowings and $42.1 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of June 30, 2025, was $5.8 million.

On July 4, 2025, President Trump signed into law legislation commonly referred to as the “One Big Beautiful Bill Act” (“OBBBA”). The OBBBA includes the addition of metallurgical coal to the list of “applicable critical minerals” for purposes of the Section 45X credit. The Section 45X credit (also known as the advanced manufacturing production credit), as amended, provides a refundable tax credit equal to 2.5% of the production costs for metallurgical coal produced during tax years 2026 through 2029. We are currently analyzing the financial impact of the Section 45X credit and expect that it will serve as a source of additional liquidity in future years. Based on preliminary analysis, the company currently believes the annual cash benefit of the tax credit may be in the range of $30 million to $50 million, dependent upon the amount of qualifying production costs incurred in a given year.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company's common stock, with remaining authorization of approximately $400 million. Due to softness in the metallurgical coal markets over approximately the last five quarters, the company has refrained from repurchasing shares, electing instead to focus on strengthening its liquidity position. Having achieved a meaningful increase in liquidity over that time period, the company plans to restart the share repurchase program on an opportunistic basis. The timing and amount of share repurchases will be based on various factors, including but not limited to market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2025 Guidance Adjustments and Performance Update

Alpha is lowering its cost of coal sales guidance for the year to a range of $101.00 per ton to $107.00 per ton, down from the prior range of $103.00 per ton to $110.00 per ton.

The company is also reducing its 2025 guidance for selling, general and administrative (SG&A) expenses. The new range is $48 million to $54 million, down from the previous range of $53 million to $59 million.

The company is increasing its expected idle operations expense for the year, moving to a range of $21 million to $29 million, up from the prior range of $18 million to $28 million.

Alpha expects increased net cash interest income for the year between $6 million and $12 million, up from the previously established range of $2 million to $10 million.

As of July 30, 2025, Alpha has committed and priced approximately 69% of its metallurgical coal for 2025 at an average price of $127.37 per ton and 100% of its thermal coal for the year at an average price of $80.52 per ton.

	2025 Guidance
in millions of tons	Low	High
Metallurgical	13.8	14.8
Thermal	0.8	1.2
Met Segment - Total Shipments	14.6	16.0

Committed/Priced[1,2,3]	Committed	Average Price
Metallurgical - Domestic		$152.21
Metallurgical - Export		$112.17
Metallurgical Total	69%	$127.37
Thermal	100%	$80.52
Met Segment	72%	$122.54

Committed/Unpriced[1,3]	Committed
Metallurgical Total	31%
Thermal	—%
Met Segment	28%

Costs per ton[4]	Low	High
Met Segment	$101.00	$107.00

In millions (except taxes)	Low	High
SG&A5	$48	$54
Idle Operations Expense	$21	$29
Net Cash Interest Income	$6	$12
DD&A	$165	$185
Capital Expenditures	$130	$150
Capital Contributions to Equity Affiliates[6]	$44	$54
Cash Tax Rate	0%	5%
Notes:
1.Based on committed and priced coal shipments as of July 30, 2025. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call
The company plans to hold a conference call regarding its second quarter results on August 8, 2025, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” In addition to net income, we use Adjusted EBITDA to measure the operating performance of our reportable segment. Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Coal revenues	$548,675	$800,130	$1,078,342	$1,661,413
Other revenues	1,599	3,839	3,889	6,628
Total revenues	550,274	803,969	1,082,231	1,668,041
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	479,953	663,809	984,537	1,312,122
Depreciation, depletion and amortization	44,822	43,380	88,732	84,081
Accretion on asset retirement obligations	5,508	6,257	11,122	12,400
Amortization of acquired intangibles, net	1,357	1,675	2,714	3,350
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	15,216	18,805	30,640	41,182
Other operating loss (income)	763	(633)	2,006	2,352
Total costs and expenses	547,619	733,293	1,119,751	1,455,487
Income (loss) from operations	2,655	70,676	(37,520)	212,554
Other (expense) income:
Interest expense	(761)	(1,101)	(1,524)	(2,187)
Interest income	4,199	4,140	8,245	8,111
Equity loss in affiliates	(8,736)	(5,917)	(13,696)	(7,557)
Miscellaneous expense, net	(3,559)	(3,611)	(7,091)	(5,574)
Total other expense, net	(8,857)	(6,489)	(14,066)	(7,207)
(Loss) income before income taxes	(6,202)	64,187	(51,586)	205,347
Income tax benefit (expense)	1,248	(5,278)	12,685	(19,443)
Net (loss) income	$(4,954)	$58,909	$(38,901)	$185,904

Basic (loss) income per common share	$(0.38)	$4.53	$(2.98)	$14.29
Diluted (loss) income per common share	$(0.38)	$4.49	$(2.98)	$14.11

Weighted average shares – basic	13,057,749	13,013,684	13,052,706	13,007,905
Weighted average shares – diluted	13,057,749	13,111,010	13,052,706	13,173,803

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$449,027	$481,578
Trade accounts receivable, net of allowance for credit losses of $2,260 and $2,396 as of June 30, 2025 and December 31, 2024, respectively	296,046	362,141
Inventories, net	207,251	169,269
Prepaid expenses and other current assets	35,901	23,681
Total current assets	988,225	1,036,669
Property, plant, and equipment, net of accumulated depreciation and amortization of $736,515 and $667,260 as of June 30, 2025 and December 31, 2024, respectively	624,078	634,871
Owned and leased mineral rights, net of accumulated depletion and amortization of $139,719 and $124,965 as of June 30, 2025 and December 31, 2024, respectively	428,362	443,467
Other acquired intangibles, net of accumulated amortization of $44,158 and $41,444 as of June 30, 2025 and December 31, 2024, respectively	37,165	39,879
Long-term restricted cash	126,106	122,583
Long-term restricted investments	42,450	43,131
Deferred income taxes	6,883	6,516
Other non-current assets	119,845	111,592
Total assets	$2,373,114	$2,438,708
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,625	$2,916
Trade accounts payable	87,412	96,633
Accrued expenses and other current liabilities	153,304	151,560
Total current liabilities	243,341	251,109
Long-term debt	3,144	2,868
Workers’ compensation and black lung obligations	178,778	182,961
Pension obligations	95,888	100,597
Asset retirement obligations	190,043	189,805
Deferred income taxes	28,439	40,486
Other non-current liabilities	19,771	21,385
Total liabilities	759,404	789,211
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,437,379 issued and 13,053,823 outstanding at June 30, 2025 and 22,383,325 issued and 13,016,390 outstanding at December 31, 2024	224	224
Additional paid-in capital	845,888	839,804
Accumulated other comprehensive loss	(49,187)	(50,082)
Treasury stock, at cost: 9,383,556 shares at June 30, 2025 and 9,366,935 shares at December 31, 2024	(1,300,700)	(1,296,916)
Retained earnings	2,117,485	2,156,467
Total stockholders’ equity	1,613,710	1,649,497
Total liabilities and stockholders’ equity	$2,373,114	$2,438,708

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net (loss) income	$(38,901)	$185,904
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	88,732	84,081
Amortization of acquired intangibles, net	2,714	3,350
Amortization of debt issuance costs and accretion of debt discount	579	559
Loss (gain) on disposal of assets	138	(321)
Accretion on asset retirement obligations	11,122	12,400
Employee benefit plans, net	11,628	9,592
Deferred income taxes	(12,663)	6,341
Stock-based compensation	7,455	6,304
Equity loss in affiliates	13,696	7,557
Other, net	(214)	(516)
Changes in operating assets and liabilities	(8,874)	18,948
Net cash provided by operating activities	75,412	334,199
Investing activities:
Capital expenditures	(73,092)	(124,718)
Proceeds from disposal of assets	95	594
Purchases of investment securities	(29,303)	(26,940)
Sales and maturities of investment securities	30,630	26,179
Capital contributions to equity affiliates	(23,509)	(15,659)
Other, net	12	13
Net cash used in investing activities	(95,167)	(140,531)
Financing activities:
Principal repayments of long-term debt	(865)	(1,191)
Debt issuance costs	(2,142)	—
Dividend equivalents paid	(415)	(3,077)
Common stock repurchases and related expenses	(5,155)	(117,648)
Other, net	(696)	(622)
Net cash used in financing activities	(9,273)	(122,538)
Net (decrease) increase in cash and cash equivalents and restricted cash	(29,028)	71,130
Cash and cash equivalents and restricted cash at beginning of period	604,161	384,125
Cash and cash equivalents and restricted cash at end of period	$575,133	$455,255

Supplemental disclosure of noncash investing and financing activities:
Accrued capital expenditures	$7,831	$6,379
Accrued common stock repurchases and stock repurchase excise tax	$—	$4,652
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of June 30,
	2025	2024
Cash and cash equivalents	$449,027	$336,148
Long-term restricted cash	126,106	119,107
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$575,133	$455,255

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Six Months Ended June 30
	June 30, 2025	March 31, 2025	June 30, 2024	2025	2024
Net (loss) income	$(4,954)	$(33,947)	$58,909	$(38,901)	$185,904
Interest expense	761	763	1,101	1,524	2,187
Interest income	(4,199)	(4,046)	(4,140)	(8,245)	(8,111)
Income tax (benefit) expense	(1,248)	(11,437)	5,278	(12,685)	19,443
Depreciation, depletion and amortization	44,822	43,910	43,380	88,732	84,081
Non-cash stock compensation expense	4,018	3,437	3,535	7,455	6,304
Accretion on asset retirement obligations	5,508	5,614	6,257	11,122	12,400
Amortization of acquired intangibles, net	1,357	1,357	1,675	2,714	3,350
Adjusted EBITDA	$46,065	$5,651	$115,995	$51,716	$305,558

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	June 30, 2025	March 31, 2025	June 30, 2024
Coal revenues	$548,675	$529,667	$800,130
Less: Freight and handling fulfillment revenues	(84,589)	(83,924)	(154,402)
Non-GAAP Coal revenues	$464,086	$445,743	$645,728
Non-GAAP Coal sales realization per ton	$119.43	$118.61	$141.86

Cost of coal sales (exclusive of items shown separately below)	$479,953	$504,584	$663,809
Depreciation, depletion and amortization - production (1)	44,504	43,592	43,076
Accretion on asset retirement obligations	5,508	5,614	6,257
Amortization of acquired intangibles, net	1,357	1,357	1,675
Total Cost of coal sales	531,322	555,147	714,817
Less: Freight and handling costs	(84,589)	(83,924)	(154,402)
Less: Depreciation, depletion and amortization - production (1)	(44,504)	(43,592)	(43,076)
Less: Accretion on asset retirement obligations	(5,508)	(5,614)	(6,257)
Less: Amortization of acquired intangibles, net	(1,357)	(1,357)	(1,675)
Less: Idled and closed mine costs	(6,520)	(5,991)	(11,818)
Non-GAAP Cost of coal sales	$388,844	$414,669	$497,589
Non-GAAP Cost of coal sales per ton	$100.06	$110.34	$109.31

GAAP Coal margin	$17,353	$(25,480)	$85,313
GAAP Coal margin per ton	$4.47	$(6.78)	$18.74

Non GAAP Coal margin	$75,242	$31,074	$148,139
Non GAAP Coal margin per ton	$19.36	$8.27	$32.54

Tons sold	3,886	3,758	4,552
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Six Months Ended
(In thousands, except for per ton data)	June 30, 2025	June 30, 2024
Coal revenues	$1,078,342	$1,661,413
Less: Freight and handling fulfillment revenues	(168,513)	(288,126)
Non-GAAP Coal revenues	$909,829	$1,373,287
Non-GAAP Coal sales realization per ton	$119.03	$154.01

Cost of coal sales (exclusive of items shown separately below)	$984,537	$1,312,122
Depreciation, depletion and amortization - production (1)	88,096	83,472
Accretion on asset retirement obligations	11,122	12,400
Amortization of acquired intangibles, net	2,714	3,350
Total Cost of coal sales	1,086,469	1,411,344
Less: Freight and handling costs	(168,513)	(288,126)
Less: Depreciation, depletion and amortization - production (1)	(88,096)	(83,472)
Less: Accretion on asset retirement obligations	(11,122)	(12,400)
Less: Amortization of acquired intangibles, net	(2,714)	(3,350)
Less: Idled and closed mine costs	(12,511)	(21,593)
Non-GAAP Cost of coal sales	$803,513	$1,002,403
Non-GAAP Cost of coal sales per ton	$105.12	$112.41

GAAP Coal margin	$(8,127)	$250,069
GAAP Coal margin per ton	$(1.06)	$28.04

Non GAAP Coal margin	$106,316	$370,884
Non GAAP Coal margin per ton	$13.91	$41.59

Tons sold	7,644	8,917
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended June 30, 2025
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,683	$191,552	$113.82	47%
Domestic	944	143,750	$152.28	26%
Export - Australian indexed	963	105,693	$109.75	27%
Total Met segment - met coal	3,590	440,995	$122.84	100%
Met segment - thermal coal	296	23,091	$78.01
Non-GAAP Coal revenues	3,886	464,086	$119.43
Add: Freight and handling fulfillment revenues	—	84,589
Coal revenues	3,886	$548,675